Exhibit 4.19

PLANA.EARTH GMBH_25904210

SCHLESISCHE STR 26

10997 BERLIN

Germany

Thema:	Rahmenbestellung

Lieferantennummer:	25904210

Vertragsname:	LIZENZ | FS | SF2 | PLAN A | Carbon Accounting & Manager

Vertragsnummer:	109961

Vertragsbeginn:	September 1, 2024

Vertragsende:	August 31, 2027

Zahlungsbedingung:

Die Bezahlung vertragsgemäß gelieferter Güter oder erbrachter Leistungen erfolgt mit einer Zahlungsfrist von 30 Tagen. Für den Fall der Abrechnung mittels Gutschriftsverfahren (SBI-Verfahren) ist für die Berechnung des Beginns der Zahlungsfrist der Wareneingang am Bedarfsort oder die Abnahme mit Leistungsbestätigung maßgeblich. Für den Fall, dass die Abrechnung nicht mittels Gutschriftsverfahren (SBI-Verfahren) erfolgt, ist für die Berechnung des Beginns der Zahlungsfrist der Wareneingang am Bedarfsort oder die Abnahme mit Leistungsbestätigung sowie jeweils der Zugang einer ordnungsgemäßen, prüffähigen und den Anforderungen der BMW Group entsprechenden Rechnung maßgeblich.

Lieferbedingung / Incoterm:	CPT (Frachtfrei) - Soweit in der Abrufbestellung nicht abweichend vereinbart. Der Lieferort ergibt sich aus der Abrufbestellung.

Firma Bayerische Motoren Werke Aktiengesellschaft Postanschrift Bayerische Motoren Werke Aktiengesellschaft Hausanschrift Petuelring 130, BMW Haus

Telefon +49 89 382-0

Fax +49 89 382-25858

Internet www.bmwgroup.com

ender ericht München HRB 42 243

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Vertragsgrundlage:

Für diese Bestellungen gelten die "BMW Group Allgemeine Vertragsbedingungen für den Indirekten Einkauf" (Stand 11/2022; redaktionelle Überarbeitung zum 27.06.2024). Diese können im BMW Group Partner Portal unter der Adresse https://b2b.bmw.com > Einkaufsbedingungen > Einkauf - Indirektes Material eingesehen werden oder werden auf Wunsch übersandt.

Referenzdokumente:

-	Individual-/ Einzelvertrag: nicht vorhanden.
-	Verhandlungsprotokoll: Verhandlung am 4.9.2024 mit (Plan A) und (BMW AG)
-	maximaler Abrufwert des Vertrags Euro für beide Projekte
-	Carbon Accounting: Euro - BMW Internal Carbon Accounting over 3 years
-	Carbon Manager: Euro - Alphabet Carbon Manager over 3 years
-	Laufzeit 3 Jahre +1+1 (optional).
-	BMW Ausschreibungsunterlagen inkl. Anhänge: BMW Group Accounting Event Nr. 109961.
-	Leistungsbeschreibung/Technischer Teil Ihres Angebots: Technischer Teil Ihres Angebots MD-4_Angebotstemplate_EN_051124 mit Preisblatt
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Mietspezifische Vereinbarungen:

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Diese Rahmenbestellung bezieht sich auf den Abschluss eines Rahmenvertrages für die Lieferung von Waren und/oder Leistungen für die Dauer der vereinbarten Laufzeit. Während der Laufzeit des Rahmenvertrages ist BMW berechtigt, aber nicht verpflichtet, Waren und/oder Leistungen zu bestellen. Der Auftragnehmer hat daher keinen Anspruch auf eine bestimmte Vergütung oder auf Schadens- oder Aufwendungsersatz, wenn BMW keine Bestellungen oder keine bestimmte Anzahl an Bestellungen auslöst.

Rechnungsstellung und Zahlung:

Bitte beachten Sie, dass die jeweils geltenden steuerrechtlichen Anforderungen (z.B. Deutschland §14UStG) bei der Rechnungsstellung einzuhalten sind.

Möchten Sie zukünftig die Vorteile (kein Postversand, kein Verlust von Rechnungen, schnellere Zahlung etc.) der digitalen Rechnungsübertragung an uns nutzen?

Die Nutzung bedarf lediglich einer Registrierung.

Weitere Informationen erhalten Sie auch über unserer Homepage. Sie haben Interesse?

Bitte senden Sie eine E-Mail unter Angabe Ihrer Lieferantennummer an:

E-Mail: BMW-eInvoice@bmwgroup.com.

Hotline: +49-89-382-49746 (Mo-Fr: 08:30 - 11:00 Uhr und Di-Do: 13:00 - 16:00 Uhr)

BMW spezifische Angaben zur Rechnungsabwicklung:

-	Lieferantennummer
-	Bestellnummer / Bestellpositionsnummer
-	Lieferscheinnummer (eine Rechnung pro Lieferschein)
-	Name und Abteilungskurzzeichen des Anforderers
-	BMW Materialnummer, Bezeichnung der Ware/Leistung usw. gemäß Angaben in der Bestellposition
-	Es ist der Name und die Abteilung des Anforderers auf dem Lieferschein und Paketetikett anzugeben!
-	Bitte pro Anlieferadresse -/code einen Lieferschein beilegen

Bitte beachten Sie, für Umfänge, die über das Gutschriftverfahren abgerechnet werden, ist keine Rechnungsstellung erforderlich.

Ausführliche Erläuterung entnehmen Sie bitte dem Lieferantenportal (https://b2b.bmw.com).

Schlussbestimmungen:

Wenn wir innerhalb von 14 Tagen keine schriftliche Antwort erhalten, gehen wir davon aus, dass Sie unseren Auftrag in vollem Umfang akzeptieren. Andernfalls bitten wir um Rücksendung einer Kopie des Originalauftrags mit Ihrem Änderungsvorschlag an den oben genannten Ansprechpartner. Bitte beachten Sie die angegebene Lieferadresse.

Diese Bestellung wurde maschinell erstellt und ist daher ohne Unterschrift gültig.

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